Exhibit 4.4

LENNOX INTERNATIONAL INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE.

This Employee Stock Purchase Plan (the “Plan”) is intended to advance the interests of Lennox International Inc., a Delaware corporation (the “Company”) and its stockholders by allowing employees of the Company and those subsidiaries of the Company that participate in the Plan the opportunity to purchase shares of the Company’s common stock, par value $.01 per share (“Common Stock”). It is intended that the Plan will constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

SECTION 2. ADMINISTRATION.

The Plan will be administered by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The majority of the Committee will constitute a quorum, and the Committee may act by a majority of its members present at any meeting at which a quorum is present or by all members acting unanimously by written consent.

The Committee’s interpretation and construction of the Plan or of any subscription to purchase shares of Common Stock under it will be final. The Committee, in its discretion, may establish any policies or procedures that are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. Each subsidiary (as defined below) of the Company is eligible to participate in the Plan if so designated by the Committee. The Committee will, from time to time, designate the subsidiaries of the Company whose employees will be eligible to participate in the Plan. The Committee may also remove subsidiaries as eligible to participate in the Plan. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any subscription to purchase shares under it. For purposes of this Plan, the term “subsidiary” means any corporation in which the Company directly or indirectly owns or controls more than 50 percent of the total combined voting power of all classes of stock issued by the corporation.

SECTION 3. DEFINITIONS.

For purposes of the Plan:

(a) The term “Effective Date” has the meaning given in Section 9 of the Plan.

(b) The term “Eligible Employee” means each person who is an employee of the Company or of a participating subsidiary of the Company whose customary employment is a minimum of 20 hours per week. A highly compensated employee (within the meaning of Section 414(q) of the Code) who is an “officer” (as such term is defined in Section 16a-1(f) of the Securities Exchange Act of 1934) of the Company may not be an Eligible Employee.

(c) The term “Participant” means an Eligible Employee who has a Subscription and Authorization Form (as defined below) in effect.

(d) The term “Plan Administrator” means a brokerage firm selected by the Company to maintain the Stock Accounts and perform such other administrative duties relating to the Plan as the Company may deem advisable and are permitted by applicable law.

(e) The term “Purchase Date” means the last business day of the fiscal quarter in which the related Subscription Date occurs.

(f) The term “Stock Account” means an account or participant trust maintained by a brokerage firm selected by the Company with respect to each Participant as contemplated by Section 6(g) below.

(g) The term “Subscription Date” means the first business day of each fiscal quarter of the Company while the Plan is effective. The first Subscription Date under the Plan will be July 2, 2012, or the first business day of a subsequent quarter, as determined by the Committee.

SECTION 4. PARTICIPATION.

An Eligible Employee may subscribe to purchase shares of Common Stock under the terms of the Plan and will evidence his or her agreement to subscribe for shares by completing a written agreement (the “Subscription and Authorization Form”) provided by the Committee and filing it as directed by the Committee. Subject to the provisions of Section 6(b), a Subscription and Authorization Form will take effect on the first Subscription Date that is within a reasonable time after it has been filed with the Committee, but in no event later than the first Subscription Date which is at least 30 days after the date on which the Eligible Employee files the Subscription and Authorization Form. Notwithstanding the foregoing, if immediately after a Subscription Date a Participant owns stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company, that Participant may not subscribe to purchase shares on the immediately following Purchase Date. For purposes of this paragraph, stock ownership of an individual will be determined under the rules of Section 424(d) of the Code. In the Subscription and Authorization Form, an Eligible Employee will designate any whole percentage to be withheld from such Eligible Employee’s compensation (as defined below) for each payment remitted by the Company to the Eligible Employee and used to purchase shares of Common Stock on the next Purchase Date, subject to the provisions of Section 6(d) and the following limitations: (a) the whole percentage designated by such Eligible Employee cannot be less than 1 percent of his or her compensation and cannot exceed 20 percent of his or her compensation; (b) the maximum number of shares of Common Stock that can be purchased by any one Participant on any Purchase Date cannot exceed 2,000 shares of Common Stock; and (c) the Committee may establish from time to time minimum payroll deductions. For purposes of converting the payroll deductions of Canadian participants, the US$/CAD exchange rate used for the purpose of such calculations shall be the rate published in The Wall Street Journal on the date of purchase. For purposes of this Plan, the term “compensation” means base salary and sales commissions (prior to any reductions in either).

SECTION 5. COMMON STOCK.

The stock purchased under the Plan will be Treasury shares, shares purchased on the open market, shares of original issuance or a combination of the foregoing. Subject to the provisions of Section 6(h), purchases under the Plan cannot exceed 2,500,000 shares in the aggregate of Common Stock. If the dollar amount of shares of Common Stock subscribed for in any quarter exceeds the number of shares of Common Stock available to be purchased under the Plan, the shares of Common Stock available to be purchased will be allocated on a pro rata basis among the subscriptions.

SECTION 6. TERMS AND CONDITIONS OF SUBSCRIPTIONS.

Subscriptions will be evidenced by a Subscription and Authorization Form in a form approved by the Committee. All Participants subscribing to purchase shares will have the same rights and privileges (except as otherwise provided in Section 4), and all subscriptions will be subject to the following terms and conditions:

(a) Purchase Price. The purchase price will be 95 percent of the fair market value of Common Stock on the Purchase Date. During such time as Common Stock is traded on the New York Stock Exchange, the fair market value per share will be the closing price of Common Stock on the Purchase Date (or on the next regular business date when shares of Common Stock are traded if no shares of Common Stock were traded on the Purchase Date). Subject to the foregoing, the Committee has full authority and discretion in fixing the purchase price.

(b) Medium and Time of Payment. The purchase price will be payable in full in U.S. dollars, pursuant to uniform policies and procedures established by the Committee. The funds required for payment will be derived by withholding from a Participant’s compensation. A Participant will have the right at any time to terminate the withholding from his or her compensation of amounts to be paid toward the purchase price. A Participant will have the right, one time in each quarter, to change the amount withheld by submitting a written request at least 35 business days before any Purchase Date. A Participant will have the right to cancel his or her subscription in whole or in part and to obtain a refund of amounts withheld from his or her compensation by submitting a written request at least 35 business days before any Purchase Date. Those amounts will thereafter be paid to the Participant within a reasonable period of time.

(c) No Interest on Employee Funds. No interest will accrue on any amounts withheld from a Participant’s compensation.

(d) Accrual Limitation. No subscription will permit the rights of a Participant to purchase stock under all “employee stock purchase plans” (as defined in the Code) of the Company to accrue, under the rules set forth in Section 423(b)(8) of the Code, at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of subscription) for each calendar year.

(e) Termination of Employment. If a Participant ceases to be an Eligible Employee for any reason before any applicable Purchase Date, the total unused payments credited to his or her account on the date of termination will be refunded to the Participant (or his or her estate) within a reasonable time, without interest.

(f) Transferability. Payments credited to a Participant’s account, and any rights to subscribe to purchase shares of Common Stock under the Plan, cannot be transferred by a Participant, except by the laws of descent and distribution.

(g) Custody of Shares. All shares of Common Stock purchased as provided in the Plan will be initially maintained in separate Stock Accounts for the Participants by the Plan Administrator. The Company will deliver the shares to the Stock Account as soon as reasonably practicable after the close of the applicable Purchase Date. A Participant will be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title. However if a Participant has not disposed of shares in his or her account, the shares must remain in the Participant’s Stock Account with the Plan Administrator until the holding period set forth in Section 423(a) of the Code has been satisfied (unless otherwise provided by the Committee). With respect to those shares for which the Section 423(a) holding period has been satisfied, the Participant may, without limitation, move those shares to another brokerage account of the Participant’s choosing. The Plan Administrator may require, in its sole discretion, that the Participant bear the cost of transferring such shares.

(h) Adjustments. The Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of Common Stock or other securities covered by outstanding subscriptions, or specified in the second sentence of Section 5 of the Plan, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

(i) Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to any Common Stock covered by his or her subscription until the Purchase Date following payment in full. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except as provided in Section 6(h) of the Plan.

(j) Fractional Shares. Fractional shares may be purchased under the Plan and credited to an account for the Participant. The Company, however, will have the right to pay cash in lieu of any fractional shares of Common Stock to be distributed from a Participant’s account under the Plan.

(k) Other Provisions. The Subscription and Authorization Form authorized under the Plan will contain such other provisions as the Committee may deem advisable and that do not conflict with the terms of the Plan.

SECTION 7. TERM OF PLAN.

Eligible Employees may subscribe for shares under the Plan within a period of ten years from the Effective Date; however, the Committee may terminate or suspend the Plan at any time.

SECTION 8. AMENDMENT OF THE PLAN.

The Plan may be amended from time to time by the Committee, but unless approved by the stockholders, no amendment will (a) increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by Section 6(h) of the Plan will not be limited by this provision) or (b) materially modify the requirements as to eligibility for participation in the Plan.

SECTION 9. APPROVAL OF STOCKHOLDERS/EFFECTIVE DATE.

The Plan will take effect upon adoption by the Board, March 9, 2012 (the “Effective Date”); however, any subscriptions and purchases under the Plan will be null and void unless the Plan is approved by a vote of the holders of a majority of the total number of outstanding shares of voting stock of the Company present in person or by proxy at a meeting at which a quorum is present in person or by proxy, which approval must occur within the period of 12 months before or after the date the Plan is adopted by the Board.

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